UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2010

WESTERN IOWA ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51965	42-2143913
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 S. Center Street P.O. Box 399 Wall Lake, Iowa	51466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (712) 664-2173

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 24, 2010, Western Iowa Energy (the “Company”) finalized three agreements with Archer-Daniels-Midland Company (“ADM”): (i) a Product Marketing Agreement, (ii) a Feedstock Agreement, and (iii) a Services Agreement (collectively, the “Agreements”). Each of the Agreements is dated September 21, 2010. The initial terms of the Agreements are for one year, commencing on the first day of the month in which the production of biodiesel and its co-products begins again at the Company’s production facilities in Wall Lake, Iowa, subject to earlier termination by either party upon thirty days written notice.

Pursuant to the Product Marketing Agreement, ADM will purchase from the Company, and the Company will sell to ADM, all of the biodiesel and co-products produced by the Company at its Wall Lake, Iowa production plant. The Company will receive an amount equal to the sales price charged by ADM to third party purchasers for such products (or to be paid by ADM, if there is no underlying third party sale), less ADM’s marketing costs such as freight, fuel surcharges, brokerage fees, off-site storage and any applicable shrink, independent lab fees, and other related costs.

Pursuant to the Feedstock Agreement, ADM will procure feedstock for the Company’s Wall Lake, Iowa production plant. The Company’s General Manager may authorize or refuse to authorize potential feedstock originations presented by ADM to the Company.

Pursuant to the Services Agreement, ADM will provide certain services to the Company, including: (i) annual site audits for BQ 9000, safety, and regulatory and environmental compliance, (ii) ongoing operations assistance, and (iii) annual quality control lab audits and routine round robin lab testing.

ADM’s fee under the Agreements is a percentage of the net amount the Company receives for its product sales, plus a percentage of the Company’s annual net profit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN IOWA ENERGY, LLC

September 30, 2010

/s/ Joe Neppl

Date

Joe Neppl, Chief Financial Officer

2